Exhibit 99.1

Press Release

FOR RELEASE:    March 8, 2023

Apogee Enterprises Names Matthew J. Osberg Chief Financial Officer

MINNEAPOLIS, MN, March 8, 2023 – Apogee Enterprises, Inc. (Nasdaq: APOG) announced today that it has selected Matt Osberg as the company’s next Executive Vice President and Chief Financial Officer, effective April 28, 2023. Mark Augdahl, who served as interim Chief Financial Officer during the company’s search process, will resume his role as Vice President of Finance for Apogee’s Architectural Glass segment.

Mr. Osberg brings more than 20 years of experience as a finance leader. Most recently, he served as Chief Financial Officer at Helen of Troy Limited, a global consumer products company. He joined Helen of Troy in 2016, and previously served as Senior Vice President of Corporate Finance. Prior to joining Helen of Troy, Matt worked for seven years in finance roles at Best Buy Co., Inc., ultimately serving as the Chief Financial Officer and Regional Vice President of Best Buy Mexico. Previously, he worked ten years in public accounting at Ernst & Young LLP.

“After a thorough search process, I am excited to welcome Matt to Apogee’s leadership team,” said Ty R. Silberhorn, Chief Executive Officer. “Matt is a proven public company CFO, with an impressive record of delivering results and creating value throughout his career. His combination of deep functional knowledge and transformational leadership skills will make him a valuable addition to our team as we continue to execute our strategy.”

Mr. Silberhorn continued, “I would also like to thank Mark Augdahl for his outstanding work as interim CFO. Mark’s leadership and experience have been invaluable during this transition period, and he will continue to help champion our finance transformation journey.”

About Apogee Enterprises, Inc.

Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Contact:

Jeff Huebschen

Vice President, Investor Relations & Communications

952.487.7538

ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com